Exhibit 99.1
For further information contact:
Michael Garone, Chief Financial Officer
973-532-8005 or mgarone@emisphere.com
For Investor Relations contact:
Paula Schwartz – Rx Communications Group
917-322-2216 or pschwartz@rxir.com
EMISPHERE TECHNOLOGIES, INC. ANNOUNCES FINANCIAL RESULTS
FOR FIRST QUARTER 2010
Conference Call/Webcast to be held today, May 17, 2010 at 10:00 AM EDT
CEDAR KNOLLS, N.J., May 17, 2010 — Emisphere Technologies, Inc. (OTCBB: EMIS) today announced its financial results for the first quarter 2010. The Company will host a conference call to discuss financial results at 10:00 AM EDT this morning.
The live webcast of the conference call can be accessed through the company’s web site at: www.emisphere.com. The live conference call dial-in number is: 1-888-819-8033 (United States and Canada) or 1-913-312-0660 (International). In addition, an archive of the webcast can be accessed through the same link; an audio replay of the call will be available following the conference call by calling 1-888-203-1112 (United States and Canada) or 1-719-457-0820 (International). The conference replay PIN is 6763914.
FIRST QUARTER 2010 FINANCIAL RESULTS
Emisphere reported a net loss of $18.5 million, or $0.44 cents per basic and diluted share for the three months ended March 31, 2010, including a $14.0 million non-cash charge related to the increase in the fair value of derivative instruments due to the change in stock price during the three months ended March 31, 2010. This compares with a net loss of $5.4 million, or $0.18 cents per basic and diluted share for same period last year.
Total operating expenses were $3.0 million for the three months ended March 31, 2010; a decrease of approximately $1.6 million, or 35%, compared to $4.7 million for the same period last year. Total operating expenses include research and development costs of $0.6 million (a decrease of $1.3 million or 71% compared to the same period in 2009) and general and administrative expenses of $2.3 million (a decrease of $0.6 million or 20% compared to the same period last year).
Other non-operating expenses were $15.5 million for the three months ended March 31, 2010; an increase of $14.7 million compared to $0.8 million for the same period last year due primarily to the $14.1 million increase in the change in fair value of derivative instruments.
LIQUIDITY
At March 31, 2010, Emisphere Technologies reported cash and restricted cash of $3.3 million, compared to $3.8 million at December 31, 2009. The Company has implemented aggressive cost controls to conserve its cash and better position the Company to realize the commercial promise of its Eligen® Technology. With its lower cash burn rate, the Company anticipates that its existing capital resources, without implementing cost reductions, raising additional capital, or obtaining substantial cash inflows, will enable us to continue operations through approximately June 2010 or earlier if unforeseen events arise that negatively affect our liquidity.
Management believes there are reasonable financing alternatives potentially available to the Company that will enable it to meet its near term operating cash requirements. Please refer to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 for additional information.
PRODUCT DEVELOPMENTS
Emisphere has a deep and varied pipeline that includes prescription, medical food and nutritional supplement product candidates in different stages of development.
•	Oral Eligen® B12
•	During April 2010, the Company announced that interim data from an ongoing study demonstrated that its high-dose oral Eligen® B12 (1000mcg) given to individuals with low B12 levels restores normal B12 serum concentrations. The study illustrates the potential of the Eligen® Technology and strengthens the Company’s belief that its high dose, oral Eligen® B12 (1000mcg) formulation may offer a much needed medical food product. Oral Eligen® B12 (1000 mcg) is planned to be available later in 2010.
•	Oral Salmon Calcitonin
•	During April 2010, we announced the publication of a research study entitled, “Investigation of the Direct Effect of Salmon Calcitonin on Human Osteoarthritic Chondrocytes,” by Nordic Bioscience in the April 5, 2010 edition of the publication BMC Musculoskeletal Disorders. Oral salmon calcitonin, which uses Emisphere’s proprietary Eligen® Technology, is currently being studied in osteoarthritis and osteoporosis by Novartis Pharma AG and Nordic Bioscience. The study shows that treatment with pharmacological concentrations of calcitonin increases synthesis of both proteoglycan (proteins and sugars which interweave with collagen) and collagen type II — the key components of articular cartilage. These findings provide evidence to substantiate the theory that calcitonin may exert a positive effect on joint health through its dual action of promoting both bone and cartilage formation.
•	Oral PTH
•	During April 2010, we announced that Novartis Pharma AG initiated a second Phase I trial for an oral PTH1-34 which uses Emisphere’s Eligen® Technology, and is in development for the treatment of postmenopausal osteoporosis. The study is a partially blinded, placebo controlled, active comparator study to explore the safety, tolerability, pharmacokinetics and pharmacodynamics in postmenopausal women after daily oral doses of PTH1-34. The study has two parts (A and B) and will enroll a total of approximately up to 120 postmenopausal women. The first patient was enrolled during April.
•	Oral Glucagon-Like Peptide-1 (GLP-1)
•	During January 2010, we announced that Novo Nordisk had initiated its first Phase I clinical trial with a long-acting oral GLP-1 analogue (NN9924). This milestone released a $2 million payment to Emisphere, whose proprietary Eligen® Technology is used in the formulation of NN9924.
The Company is continuing with a number of pre-clinical programs in collaboration with other companies as well as projects on its own using the Eligen® Technology to improve the oral absorption of selected molecules.
About Emisphere Technologies, Inc.

Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules or nutritional supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The Company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-Looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (file No. 000-17758), filed on March 25, 2010.

EMISPHERE TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2010 and 2009
(in thousands, except share and per share data)
(unaudited)

	For the three months ended
	March 31,
	2010	2009

Net sales	$12	$—

Costs and expenses:
Research and development	562	1,923
General and administrative expenses	2,334	2,921
Restructuring costs	50	(353)
Gain on disposal of fixed assets	(1)	(43)
Depreciation and amortization	75	211

Total costs and expenses	3,020	4,659

Operating loss	(3,008)	(4,659)

Other non-operating income (expense):
Other income	3	41
Sublease income	—	232
Change in fair value of derivative instruments
Related party	(9,120)	113
Other	(4,847)	35
Interest expense
Related party	(1,271)	(1,044)
Other	(222)	(135)

Total other non-operating expense	(15,457)	(758)

Net loss	$(18,465)	$(5,417)

Net loss per share, basic and diluted	$(0.44)	$(0.18)
Weighted average shares outstanding, basic and diluted	42,077,334	30,341,078

EMISPHERE TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
March 31, 2010 and December 31, 2009
(in thousands, except share and per share data)

	March 31,
	2010	December 31,
	(unaudited)	2009

Assets:
Current assets:
Cash and cash equivalents	$3,015	$3,566
Accounts receivable, net	4	158
Inventories	233	20
Prepaid expenses and other current assets	142	369

Total Current Assets	3,394	4,113
Equipment and leasehold improvements, net	122	138
Purchased technology, net	1,017	1,077
Restricted cash	259	259
Other assets	324	346

Total Assets	$5,116	$5,933

Liabilities and Stockholders’ Deficit:
Current liabilities:
Notes payable, including accrued interest and net of related discount	$12,810	$12,588
Accounts payable and accrued expenses	4,943	4,975
Deferred revenue, current	—	—
Derivative instruments
Related party	8,248	3,205
Others	7,830	2,984
Restructuring accrual, current	600	750
Other current liabilities	29	52

Total Current Liabilities	34,460	24,554
Notes payable, including accrued interest and net of related discount	14,324	13,076
Deferred revenue	13,501	11,494
Derivative instrument related party	8,669	4,591
Deferred lease liability and other liabilities	74	82

Total Liabilities	71,028	53,797

Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 1,000,000 shares; none issued and outstanding
Common stock, $.01 par value; authorized 100,000,000 shares; issued 42,373,807 shares (42,084,075 outstanding) as of March 31, 2010 and issued 42,360,133 shares (42,070,401 outstanding) as of December 31, 2009	424	424
Additional paid-in-capital	392,753	392,335
Accumulated deficit	(455,137)	(436,671)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total Stockholders’ Deficit	(65,912)	(47,864)

Total Liabilities and Stockholders’ Deficit	$5,116	$5,933

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